EXHIBIT 10(p)(ii)

HARRIS CORPORATION

HOWARD L. LANCE	1025 West NASA Boulevard
Chairman, President and	Melbourne, FL USA 32919
Chief Executive Officer	phone 1-321-724-3900

www.harris.com
December 5, 2007
Mr. Timothy Thorsteinson
59 Farnham Avenue West
Toronto, Ontario M4V1 H6
Canada
Subject: Addendum to January 23, 2007 Letter of Agreement
Dear Tim:
This will confirm our recent discussion whereby the terms of your January 23, 2007 Letter of Agreement with be extended through June 30, 2008. Between now and the end of this fiscal year, I will be working with you and Jeff Shuman to conduct a comprehensive review of your wage and benefit package. It is my intention to have a new Letter of Agreement effective at the beginning of FY’09.
For clarification purposes, for the remainder of this fiscal year your base salary will remain $440,000 USD and will be converted to CAD based on a conversion rate CAD $1.33 vs. $1.00 USD. Further your annual Incentive Plan (AIP) performance target will remain $300,000 USD and will be converted to CAD $399,000 using the above reference exchange rate. Your AIP payment will continue to be subject to the terms of the plan and its related documents.
Tim, I’m pleased that we had the discussion last week and look forward to continuing our working relationship as we grow the company. If you have any questions please contact me or Jeff Shuman.
Sincerely,
/s/ Howard L. Lance
Howard L. Lance
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